Exhibit 10.2

Terms of Restricted Stock Award under

Hub Group, Inc. 2002 Long-Term Incentive Plan

Pursuant to the 2006 Performance Unit Award, the Participant has been granted a Restricted Stock Award by Hub Group, Inc. (the "Company") under the Hub Group, Inc. 2002 Long-Term Incentive Plan (the "Plan"). The Restricted Stock Award shall be subject to the following Restricted Stock Award Terms:

1.            Terms of Award. The following words and phrases used in the Restricted Stock Award Terms shall have the meanings set forth in this paragraph 1:

(a)	The "Participant" is «Name"
(b)	The "Grant Date" is <date>
(c)	The number of "Covered Shares" shall be «Shares" shares of Stock.

Other words and phrases used in the Restricted Stock Award Terms are defined pursuant to paragraph 9 or elsewhere in the Restricted Stock Award Terms.

2.            Restricted Period. Subject to the limitations of the Restricted Stock Award Terms, the "Restricted Period" for each Installment of Covered Shares of the Restricted Stock Award shall begin on the Grant Date and end as described in the following schedule (but only if the Date of Termination has not occurred before end of the Restricted Period):

INSTALLMENT	RESTRICTED PERIOD WILL END ON THE FIRST BUSINESS DAY OF: :
1/3 of Covered Shares	January 2010
1/3 of Covered Shares	January 2011
Remainder of Covered Shares	January 2012

Notwithstanding the foregoing provisions of this paragraph 2, the Participant shall become vested in the Covered Shares, and become owner of the shares free of all restrictions otherwise imposed by this Agreement, prior to the end of the Restricted Period, as follows:

(a)

The Participant shall become vested in the Covered Shares as of the Date of Termination prior to the date the Covered Shares would otherwise become vested, if the date of Termination occurs by reason of the Participant’s death or Disability.

(b)	The Participant shall become vested in the Covered Shares upon a Change in Control that occurs on or before the Date of Termination.

(c)

In the sole discretion of the Committee, the Participant may become vested in the Covered Shares as of the Date of Termination prior to the date the Covered Shares would otherwise become vested, if the date of Termination occurs by reason of the Participant’s Retirement.

(d)

For purposes of this Section 2, the term “Change in Control” shall mean a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Board which occurs as follows:

(i)               Any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) who as of the date of this grant is not but later becomes a beneficial owner, directly or indirectly, of stock of the Company representing 30 percent or more of the total voting power of the Company's then outstanding stock.

(ii)             A tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board. In case of a tender offer described in this paragraph (d), the Change in Control will be deemed to have occurred upon the first to occur of (A) any time during the offer when the person (using the definition in (i) above) making the offer owns or has accepted for payment stock of the Company with 25 percent or more of the total voting power of the Company's stock, or (B) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50 percent or more of the total voting power of the Company's stock when the offer terminates.

(iii)            Individuals who were the Board's nominees for election as directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election..

3.            Transfer and Forfeiture of Shares. Except as otherwise determined by the Committee in its sole discretion, the Participant shall forfeit the Installments of the Covered Shares as of the Participant's Date of Termination, if such Date of Termination occurs prior to the end of the Restricted Period which applies to those Installments. If the Participant's Date of Termination has not occurred prior to the last day of the Restricted Period with respect to any Installment of the Covered Shares, then, at the end of such Restricted Period, that Installment of Covered Shares shall be transferred to the Participant free of all restrictions.

4.            Withholding. All deliveries and distributions under the Restricted Stock Award Terms are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company's minimum statutory withholding obligation (based on minimum statutory withholding rates for

Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

5.            Transferability. Except as otherwise provided by the Committee, the Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period, or if earlier, when the Participant becomes vested in the shares.

6.            Dividends. The Participant shall not be prevented from receiving dividends and distributions paid on the Covered Shares of Restricted Stock merely because those shares are subject to the restrictions imposed by these Restricted Stock Award Terms and the Plan; provided, however that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions for any Covered Shares occurring on or after the date, if any, on which the Participant has forfeited those shares. Any dividends paid with respect to shares of Restricted Stock which remain subject to the restrictions hereunder shall also be subject to the same restrictions and risk of forfeiture as the shares of Restricted Stock and may be withheld by the Company until such restrictions lapse, pursuant to the procedures as may be established by the Committee from time to time.

7.            Voting. The Participant shall not be prevented from voting the Restricted Stock Award merely because those shares are subject to the restrictions imposed by the Restricted Stock Award Terms and the Plan; provided, however, that the Participant shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which the Participant has forfeited those shares.

8.            Deposit of Restricted Stock Award. Each certificate issued in respect of the Covered Shares awarded under these Restricted Stock Award Terms shall be registered in the name of the Participant and shall, in the discretion of the Committee, be retained by the Company or deposited in a bank designated by the Committee, until the restrictions lapse.

9.            Definitions. For purposes of the Restricted Stock Award Terms, except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in the Restricted Stock Award Terms.

10.          Heirs and Successors. The Restricted Stock Award Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any benefits deliverable to the Participant under the Restricted Stock Award Terms have not been delivered at the time of the Participant's death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of the Restricted Stock Award Terms and the Plan. The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under the Restricted Stock Award Terms, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

11.          Administration. The authority to manage and control the operation and administration of the Restricted Stock Award Terms shall be vested in the Committee, and the Committee shall have all powers with respect to the Restricted Stock Award Terms as it has with respect to the Plan. Any interpretation of the Restricted Stock Award Terms by the Committee and any decision made by it with respect to the Restricted Stock Award Terms is final and binding on all persons.

12.          Plan Governs. Notwithstanding anything in the Restricted Stock Award Terms to the contrary, the Restricted Stock Award Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and the Restricted Stock Award Terms is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

13.          Not An Employment Contract. The Restricted Stock Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Company, nor will it interfere in any way with any right the Company or any Related Company would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

14.          Notices. Any written notices provided for in the Restricted Stock Award Terms or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant's address indicated by the Company's records, or if to the Company, at the Company's principal executive office.

15.          Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of the Restricted Stock Award pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

16.          Amendment. The Restricted Stock Award Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

HUB GROUP, INC.

By:	_________________________

Its:	_________________________

5